Page 42 of 92 Pages

                        2000 SECOND AMENDED AND RESTATED
                            INVESTOR RIGHTS AGREEMENT


     THIS 2000 SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is made as of the 4th day of January 2001, by and between MedicaLogic/Medscape, Inc., an Oregon corporation (the "Company"), and the shareholders of the Company listed on the signature pages hereof.

                                    RECITALS

     A. As of May 28, 1999, the Company entered into a 1999 Amended and Restated Investor Rights Agreement with certain investors (as amended and supplemented, the "1999 MedicaLogic Agreement") that, among other things, provided certain registration rights to holders of capital stock of the Company.

     B. As of August 4, 1999, Medscape, Inc., a Delaware corporation ("Medscape"), entered into an Amended and Restated Stockholders Agreement with certain of its stockholders (as amended and supplemented, the "1999 Medscape Agreement") that, among other things, provided certain registration rights to holders of Medscape capital stock.

     C. As of August 3, 1999, Medscape entered into a Registration Rights Agreement (the "CBS Agreement") with CBS Corporation ("CBS") that provided certain registration rights to CBS with respect to Medscape common stock owned by CBS.

     D. As of August 25, 1999 and September 8, 1999, the 1999 Medscape Agreement was amended, among other things, to provide certain registration rights to America Online, Inc. ("AOL") with respect to Medscape common stock underlying warrants issued to AOL by Medscape.

     E. As of February 21, 2000, the Company, Medscape and Moneypenny Merger Corp., a Delaware corporation, entered into an Agreement of Reorganization and Merger (the "Merger Agreement") under which Medscape will become a wholly owned subsidiary of the Company (the "Merger") and the Company's name will be changed to MedicaLogic/Medscape, Inc.

     F. In accordance with the Merger Agreement, as of May 19, 2000, the Company entered into a 2000 Amended and Restated Investor Rights Agreement (the "2000 Agreement") with the parties having registration rights prior to the Merger.

     G. The Company proposes to sell and issue up to 5,933,332 shares of Series 1 Convertible Redeemable Preferred Stock, without par value (the "Series 1 Preferred Stock"), and warrants to purchase up to 4,537,254 shares of common stock, without par value (the "Series 1 Warrant Shares") in a closing pursuant to the Preferred Stock and Warrant Purchase Agreement (the "Series 1 Agreement") among the Company and certain investors listed on Signature Page I dated as of December 22, 2000, as amended (the "Series 1 Purchasers").


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                                                            Page 43 of 92 Pages

     H. As a condition of entering into the Series 1 Agreement, the Series 1 Purchasers have requested that the Company extend to them registration rights and other rights with respect to the Series 1 Preferred Stock and the Series 1 Warrant Shares.

     I. The undersigned shareholders include the holders of more than fifty percent (50%) of the Company's common stock subject to the 2000 Agreement on the date hereof as required by Sections 3.7 and 1.14 of the 2000 Agreement.

                                    AGREEMENT

     In consideration of the mutual promises and covenants set forth herein, the parties hereto agree to amend and restate the 2000 Agreement to eliminate parties that are no longer subject hereto and to further provide as follows:

     1. Registration Rights. The Company covenants and agrees as follows:

     1.1 Definitions. For purposes of this Section 1:

          (a) The term "Act" means the Securities Act of 1933, as amended.

          (b) The term "Common Stock" means the common stock of the Company.

          (c) The term "Existing Registrable Securities" means all the shares of Common Stock of Medscape, other than Investor Registrable Securities, that were owned on the date of the Merger by any Holder who was a party to the 1999 Medscape Agreement.

          (d) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          (e) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
     Section 1.13 hereof.

          (f) The term "Investor Registrable Securities" means all the shares of Common Stock of Medscape issued upon the conversion of the shares of the Series C Preferred Stock or Series D Preferred Stock of Medscape; excluding in all cases, however, (i) any Investor Registrable Securities sold pursuant to registration under the Act or (ii) any Investor Registrable Securities sold, subsequent to Medscape's initial public offering of securities registered under the Act, pursuant to SEC Rule 144 (or similar or successor rule) promulgated under the Act.

          (g) The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          (h) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in


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                                                            Page 44 of 92 Pages

     compliance with the Act and the declaration or ordering of effectiveness of such registration statement or document.

          (i) The term "Registrable Securities" means (i) the Common Stock of the Company issued upon conversion of the Company's Series A Preferred Stock, Series A-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, Series F Preferred Stock, Series F-1 Preferred Stock, Series J Preferred Stock, and Series J-1 Preferred Stock as listed on Signature Page A hereto;
     (ii) the Common Stock of the Company purchased pursuant to the Common Stock Purchase Agreement by and among the Company, Mark A. Leavitt, Richard Samco, Sequoia Capital Growth Fund, Sequoia Technology Partners III, New Enterprise Associates VI, Limited Partnership and Stanford University, dated August 3, 1994, as listed on Signature Page B hereto; (iii) the Common Stock of the Company issued in the Merger upon conversion of the Existing Registrable Securities and Investor Registrable Securities ; (iv) the Common Stock of the Company issued upon exercise of the Medscape warrants issued to AOL (the "Warrant Shares"); (v) the Series 1 Preferred Stock; (vi) the Common Stock of the Company issued or issuable upon conversion of the Series 1 Preferred Stock; (vii) the Series 1 Warrant Shares; and (viii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i), (ii),
     (iii), (iv), (v), (vi) or (vii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person's rights under this Section 1 are not assigned or assignable and any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Act.

          (j) The number of shares of "Registrable Securities then outstanding" shall be (x) the aggregate number of shares of Common Stock outstanding which are Registrable Securities plus (y) the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are Registrable Securities.

          (k) The term "SEC" shall mean the Securities and Exchange Commission.

     1.2 Request for Registration.

          (a) If

               (i) the Company shall receive a written request from (A) Holders of at least fifteen percent (15%) of the Registrable Securities then outstanding referred to in clauses (i) and (ii) of subsection 1.1(i) or (B) Holders of at least thirty percent (30%) of the Registrable Securities then outstanding held by the former holders of the Company's Series J Preferred Stock (a "Series J Investor") that the Company file a registration statement under the Act covering the registration of the Registrable Securities then outstanding, or

               (ii) the Company shall receive a written request from (W) Holders of at least fifty percent (50%) of the Registrable Securities then outstanding held by

                                                            Page 45 of 92 Pages

          the former holders of Investor Registrable Securities (excluding Holders described in clause (X), (Y) or (Z) hereof) as listed on Signature Page C hereto, (X) any Holder who purchased more than 650,000 shares of the Series D Preferred Stock of Medscape (a "Series D Holder"), (Y) any Holder who purchased more than 260,000 shares of the Series E Preferred Stock of Medscape as listed on Signature Page E hereto (a "Series E Holder"), or (Z) any Holder of Warrant Shares, that the Company file a registration statement on Form S-1 (or similar successor forms) under the Act covering the registration of Registrable Securities issued in exchange for Investor Registrable Securities, or

               (iii) the Company shall receive a written request from Holders of at least twenty-five percent (25%) of the Registrable Securities issued or issuable upon conversion of the Series 1 Preferred Stock that the Company file a registration statement under the Act covering the Registrable Securities held by such Holders, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders in accordance with Section
     3.5 (the "Notice of Demand") and shall, subject to the limitations of subsection 1.2(b), use its reasonable best efforts to effect as soon as practicable, and in any event within one hundred twenty (120) days) (or sixty (60) days if such registration under the Act is on Form S-3) of the receipt of such request, the registration under the Act of all Registrable Securities that the Holders request to be registered within twenty (20) days of the receipt of the Notice of Demand, provided that the Registrable Securities requested by the Holders to be registered pursuant to such request must have an anticipated aggregate public offering price of not less than $5,000,000.

          (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Initiating Holders and shall be reasonably acceptable to the Company, provided that such underwriter shall be of nationally recognized standing and shall agree to firmly underwrite such offering. In such event, the right of any Holder to include Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provisions of this Section 1.2, if the underwriter, with respect to a registration requested under subsection 1.2(a), advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then such Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including such Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in

                                                            Page 46 of 92 Pages

     such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting; and provided, further, that
     (i) Registrable Securities held by Holders referred to in subsection 1.2(a)(ii) shall be entirely excluded from the underwriting before any Registrable Securities held by Holders referred to in subsections 1.2(a)(i) and 1.2(a)(iii) and (ii) all Registrable Securities held by Holders referred to in subsection 1.2(a)(i) shall be entirely excluded from the underwriting before any Registrable Securities held by Holders referred to in subsection 1.2(a)(iii) are excluded. In a registration pursuant to subsection 1.2(a), if Registrable Securities held by a Series J Investor are excluded from the registration pursuant to the previous sentence as a result of election of Holders other than Series J Investors to participate in the registration, then that registration will not be deemed to be a registration requested by the Series J Investors for the purposes of
     Section 1.2(d)(i).

          (c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would materially interfere with any material financing, acquisition, corporate reorganization or merger or other material transaction involving the Company and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety
     (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

          (d) In addition, the Company shall not be obligated to effect, or to take any action to effect,

               (i) any registration pursuant to subsection 1.2(a)(i):

                    (A) After the Company has effected  three (3)  registrations pursuant to subsection 1.2(a)(i), two (2) of which may only be initiated by Series J Investors under subsection 1.2(a)(i)(B), and such registrations have been declared or ordered effective; or

                    (B) During the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a registration subject to Section 1.3 hereof, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

               (ii) any registration pursuant to subsection 1.2(a)(ii):

                    (A) After the Company has effected  seven (7)  registrations pursuant to subsection 1.2(a)(ii), two (2) of which may only be initiated by a Series D Holder, one (1) of which may only be initiated by a Series E Holder, two (2) of which may only be initiated by a Holder of Warrant Shares, and two (2) of which may only be initiated by Holders who are not Series D Holders, Series E Holders or Holders of Warrant Shares; or

                                                            Page 47 of 92 Pages

                    (B) During the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a registration subject to Section 1.3 hereof, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                    (C) If the Initiating  Holders  propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 1.12 hereof.

               (iii) any registration pursuant to subsection 1.2(a)(iii):

                    (A) After the Company has effected  three (3)  registrations pursuant to subsection 1.2(a)(iii); or

                    (B) During the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a registration subject to Section 1.3 hereof, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective

     1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly, but at least thirty (30) days prior to filing such registration statement, give each Holder written notice of such registration in accordance with Section 3.5 (the "Piggy-Back Notice"). Upon the written request of each Holder given within twenty (20) days after receipt of the Piggy-Back Notice, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

     1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its diligent efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one

                                                            Page 48 of 92 Pages

     hundred eighty (180) days; provided, however, that (i) such 180-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 180-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis; and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.



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                                                            Page 49 of 92 Pages

          (g)  Cause  all  such  Registrable   Securities   registered  pursuant
     hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

          (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

          (i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such
     Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of
     Registrable  Securities  and  (ii) a  letter  dated  such  date,  from  the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

     1.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

     1.6 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2 (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, qualification, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company; provided, however, that such counsel shall submit reasonably detailed invoices for review by the Company's General Counsel prior to payment; and provided further, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Initiating Holders agree to forfeit the applicable demand registration right pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change,

                                                            Page 50 of 92 Pages

then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

     1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section
1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, qualification, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders; provided, however, that such counsel shall submit reasonably detailed invoices for review by the Company's General Counsel prior to payment; but excluding underwriting discounts and commissions relating to Registrable Securities.

     1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Holders of a majority of the Registrable Securities that indicated they would like to be included in the underwriting, the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled and requested to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, or (ii) notwithstanding (i) above, Section 1.2 governs the exclusion of shares being sold by a shareholder exercising a demand registration right granted thereunder. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder," and any pro-rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence.

     1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

                                                            Page 51 of 92 Pages

     1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law, or any rule or regulation promulgated under the Act, and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person or any such underwriter or Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, however, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.

                                                            Page 52 of 92 Pages

          (c) Promptly after receipt by an indemnified  party under this Section
     1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

          (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, (i) no Holder shall be required to contribute any amount in excess of the public offering price of all Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          (e) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

     1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                                                            Page 53 of 92 Pages

          (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times;

          (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

          (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

          (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Act, and the 1934 Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

     1.12 Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders in accordance with Section 3.5 (the "S-3 Notice"); and

          (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of the S-3 Notice; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this
     Section 1.12: (1) if Form S-3 is not available for offering by the Holders;
     (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would materially interfere with any material financing, acquisition, corporate reorganization or merger or other material transaction involving the Company, in which event the Company shall have the

                                                            Page 54 of 92 Pages

     right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (4) if the Company has, within the six (6) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.12; or
     (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. The Company shall bear and pay all expenses incurred in connection with a registration requested pursuant to
     Section 1.12, including (without limitation) all registration, filing, qualification, printer's and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holder or Holders; provided, however, that such counsel shall submit reasonably detailed invoices for review by the Company's General Counsel prior to payment; but excluding underwriting discounts and commissions relating to Registrable Securities; and provided further, that the Company shall not be obligated to pay registration expenses under this paragraph if the Company has already effected two registrations on Form S-3 pursuant to this Section 1.12 after the date hereof. Registrations effected pursuant to this Section 1.12 shall not be counted as registrations effected pursuant to Section 1.2 or 1.3.

     1.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee acquires from the Holder more than 100,000 shares; (c) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.15 below; and (d) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

     1.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2. If the Company grants registration rights to holders of any security of

                                                            Page 55 of 92 Pages

the Company which are more favorable to such holders than the registration rights granted hereunder without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, then such more favorable registration rights shall also be deemed to be granted to the Holders of Registrable Securities hereunder, and the Company covenants and agrees to take any and all steps necessary to modify the terms of this Agreement to so provide.

     1.15 [Deleted]

     1.16 Termination of Registration Rights.

     (a) No Holder shall be entitled to exercise any right  provided for in this
Section 1 after December 10, 2009.

     (b) In addition, the right of any Holder to request registration or inclusion in any registration pursuant to Section 1 shall terminate on such date that all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period; provided, however, that the provisions of this Section 1.16(b) shall not apply to any Holder who owns at least one percent (1%) of the Company's outstanding Common Stock.

     2. Covenants of the Company.

     2.1 Right of First Offer. Subject to the terms and conditions specified in this Section 2.1, the Company hereby grants to each holder of at least 300,000 shares of Series 1 Preferred Stock or Common Stock issued upon the conversion of shares of Series 1 Preferred Stock (or a combination thereof) a right of first offer to purchase its Pro Rata Share (as hereinafter defined) (in whole or in part) with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.1, a holder's "Pro Rata Share" of Shares shall mean that number of Shares that equals the proportion that (i) the number of shares of Common Stock issuable upon conversion of the Series 1 Preferred Stock plus the Series 1 Warrant Shares plus any other shares of Common Stock, in each case, held by such holder (other than shares purchased in the open market or directly from the Company not pursuant to this Section 2.1) bears to (ii) the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities then outstanding).

     Each time the Company proposes to offer any shares of, or securities convertible into, exercisable or exchangeable for any shares of any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each such holder of Series 1 Preferred Stock in accordance with the following provisions:

          (a) The Company shall deliver a notice by confirmed facsimile transmission, certified mail or a nationally recognized overnight courier service ("Notice") to each holder of Series 1 Preferred Stock stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and a summary of the terms, if any, upon which it proposes to offer such Shares.

                                                            Page 56 of 92 Pages

          (b) By written notification received by the Company within ten (10) calendar days after receipt of the Notice, each holder of Series 1 Preferred Stock may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to its Pro Rata Share of such Shares.

          (c) If all Shares that the holders of Series 1 Preferred Stock are entitled to obtain pursuant to Section 2.1(b) are not elected to be obtained as provided in Section 2.1(b) hereof, the Company may, during the sixty (60)-day period following the expiration of the period provided in
     Section 2.1(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the holders of Series 1 Preferred Stock in accordance herewith.

          (d) The right of first offer in this Section 2.1 shall not be applicable to (i) shares of Common Stock issued pursuant to a dividend or distribution to shareholders generally, including a split or subdivision of the outstanding shares of the Company; (ii) shares of Common Stock issuable or issued to employees, consultants or directors of this corporation pursuant to a stock option plan or stock purchase plan approved by the Board of Directors of the Corporation on or prior to the date of this Agreement; (iii) shares of Common Stock issued to Baylor College of
     Medicine or assignees in connection with the sale of software licenses by the Corporation in the Houston, Texas market through December 31, 2002;
     (iv) shares of Common Stock issuable or issued in consideration for services rendered to the Corporation or its subsidiaries (other than shares issuable or issued pursuant to (ii) above), in an aggregate amount not to exceed 200,000 shares per annum; (v) shares of Common Stock issuable or issued in connection with acquisitions, business combinations or strategic alliances, including corporate partnering agreements, not to exceed 500,000 shares in the aggregate (as adjusted for stock dividends, splits and combinations); (vi) shares of Common Stock the issuance of which has been approved in writing by the holders of at least a majority of the then outstanding shares of Series 1 Preferred Stock; (vii) shares of Common Stock issuable upon (w) the conversion of the Series 1 Preferred Stock, (x) the exercise of the Series 1 Warrants, (y) the exercise of the warrant dated February 15, 2000, issued to Lazard Freres & Co. LLC, not to exceed 32,300 shares in the aggregate (as adjusted for stock dividends, splits and combinations), or (z) the exercise of the warrants dated September 3, 1999, issued to America Online, not to exceed 727,911 shares in the aggregate (as adjusted for stock dividends, splits and combinations); (viii) the exercise of the Warrant dated September 14, 1999, issued to Stoel Rives LLP, not to exceed 10,000 shares (as adjusted for stock dividends, splits, and combinations); or (ix) shares of Common Stock issued pursuant to Sections
     2.3 and 2.4 of the Stock Purchase Agreement, dated April 17, 2000, between the Company and the founders of AnywhereMD.com, Inc. (including pursuant to employment agreements of even date therewith between the Company and such founders), not to exceed 600,000 shares in the aggregate (as adjusted for stock dividends, splits and combinations).

                                                            Page 57 of 92 Pages

     2.2 Tax Matters.

          (a) The Company covenants that it will not become a U.S. real property holding corporation ("USRPHC") at any time while any Series 1 Purchaser owns any Registrable Securities or any securities exercisable or convertible into Registrable Securities (the "Stock").

          (b) In the event that a Series 1 Purchaser desires to sell or dispose of any Stock, and upon demand by such Series 1 Purchaser, the Company agrees to deliver to such Series 1 Purchaser a letter (the "Letter") which complies with Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations during the period equal to the lesser of (i) the period beginning five years prior to the date of the Letter through the date of the Letter and (ii) the period from the date of this Agreement through the date of the Letter. The Letter shall be delivered to the Series 1 Purchaser one business day prior to the close of any sale or disposition of the Stock by the Series 1 Purchaser (the "Delivery Date"). The Letter shall be dated as of the Delivery Date and signed by a corporate officer who must verify under penalties of perjury that the statement is correct to his knowledge and belief pursuant to Section 1.897-2(h) of the Treasury Regulations.

          (c) The parties hereto agree and acknowledge that, unless in the opinion of outside counsel to the relevant party such action is necessary to comply with its obligations under the Internal Revenue Code of 1986, as amended (the "Code"), (i) no party hereto will take the position that any amount will be includable in income with respect to the Series 1 Preferred Stock under Section 305 of the Code and that no parties shall file Tax
     Returns (as defined in the Series 1 Agreement) to the contrary (the "Reporting Agreement") and (ii) no party hereto shall take any position inconsistent with the Reporting Agreement upon examination of any Tax Return in any refund claim, in any litigation or otherwise.

     3. Agreement to Vote Shares.

     3.1 Voting. Each of the undersigned shareholders agrees that at any meeting of the shareholders of the Company, however called, and in any action taken by written consent of shareholders of the Company without a meeting, the shareholder shall vote the shareholder's shares of Common Stock and/or Series 1 Preferred Stock, and shall cause any holder of record of the shareholder's shares of Common Stock or Series 1 Preferred Stock, to vote in favor of the shareholder approval contemplated by Section 4.2(b) of the Preferred Stock and Warrant Purchase Agreement dated as of December __, 2000 between the Company and certain investors named therein.

     4. Miscellaneous.

     4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies,


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                                                            Page 58 of 92 Pages

obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     4.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Oregon.

     4.3   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     4.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid or upon delivery to a recognized courier service and addressed to the party to be notified at the address indicated for such party on the signature pages hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties. Any notice given to the Company under this Section 3.5 shall be copied via email to legal@medscapeinc.com.

     4.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     4.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of more than two-thirds (2/3) of the Registrable Securities then outstanding, except as follows:

          (a) any amendment or waiver affecting only the rights of holders of Registrable Securities described in subsection 1.1(i)(i) shall require only the consent of the Company and the holders of more than fifty percent (50%) of such Registrable Securities, except that any amendment or waiver affecting the rights of Series J Investors shall require the consent of the holders of more than fifty percent (50%) of the Registrable Securities held by the Series J Investors;

          (b) any amendment or waiver affecting only the rights of holders of Registrable Securities held by former Holders of Investor Registrable Securities, excluding Series D Holders and Series E Holders, shall require only the consent of the Company and the holders of more than sixty-six and two-thirds percent (66 ?%) of such Registrable Securities;



                                       17
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                                                            Page 59 of 92 Pages

          (c) any amendment or waiver affecting only the rights of holders of Registrable Securities who were Series D Holders shall require only the consent of the Company and the holders of more than sixty-six and two-thirds percent (66 2/3%) of such Registrable Securities;

          (d) any amendment or waiver affecting only the rights of holders of Registrable Securities who were Series E Holders shall require only the consent of the Company and the holders of more than fifty percent (50%) of such Registrable Securities; and

          (e) any amendment or waiver affecting only the rights of holders of Registrable Securities described in subsections 1.1(i)(v), 1.1(i)(vi) and 1.1(i)(vii) shall require only the consent of the Company and the holders of more than sixty-six and two-thirds percent (66 2/3%) of such Registrable Securities, acting as a single class.

Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of such Registrable Securities and the Company.

     4.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     4.9 Aggregation of Stock. All shares of Registrable Securities (including the Common Stock issuable upon conversion thereof), as applicable, held or acquired by a Holder shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

     4.10 Entire Agreement; Amendment; Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes the 2000 Agreement.


                                       18
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                                                            Page 60 of 92 Pages


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:                            MEDICALOGIC, INC.


                                    By:
                                         ---------------------------------------
                                    Printed Name: David Moffenbeier
                                    Title: Chief Executive Officer

SHAREHOLDERS:                       See Attached Signature Pages




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